Exhibit 4.2










                                   PROSPECTUS

                       1997 Leveraged Executive Asset Plan
                             for Key Executives of
                      Ciba Specialty Chemicals Corporation


                       324,410 AMERICAN DEPOSITORY SHARES
                EACH REPRESENTING ONE-HALF OF ONE ORDINARY SHARE,
                               AND ORDINARY SHARES
                      PAR VALUE 10 SWISS FRANCS PER SHARE,
                    OF CIBA SPECIALTY CHEMICALS HOLDING INC.


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This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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                       The date of this prospectus is

                                February 22, 2001


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                                TABLE OF CONTENTS


I.   PURPOSE OF THE PLAN......................................................1

II.  DESCRIPTION OF THE 1997 LEAP.............................................1
     General..................................................................1
     Stock Subject to the Plan................................................1
     Administration...........................................................2
     Eligibility..............................................................2
     Purchase of Registered Shares and Grant of LEAP
          Certificates........................................................2
     Payment for Shares.......................................................3
     Vesting of Rights........................................................4
     Exercise of Rights.......................................................5
     Nontransferability of Awards.............................................6
     Acceleration of Rights...................................................6
     Effect of Certain Changes................................................7
     Restrictions on Registered Shares........................................7
     Termination and Amendment................................................7
     Gross-Up for Parachute Payments or Other Tax
          Liability Triggered by Acceleration of Rights.......................7
     Tax Withholding..........................................................8
     Payments to Minors and Incompetents......................................9
     Applicable Laws; Severability............................................9

III. FEDERAL TAX CONSEQUENCES.................................................9
     Rights..................................................................10

IV.  IMPORTANT LEGAL INFORMATION; INCORPORATION OF CERTAIN
     DOCUMENTS BY REFERENCE..................................................10

V.   ADDITIONAL INFORMATION..................................................11

I. PURPOSE OF THE PLAN

This prospectus (the "Prospectus") summarizes and explains the receipt of awards under the 1997 Leveraged Executive Asset Plan for Key Executives of Ciba Specialty Chemicals Corporation, as amended January 17, 2001 (the "Plan").

The general purpose of granting awards under the Plan is to promote the interests of Ciba Specialty Chemicals Corporation (the "Company") and its subsidiaries by providing to their key employees incentives to enlarge their proprietary interest in Ciba Specialty Chemicals Holding Inc. (the "Parent"), and to continue and increase their efforts with respect to, and to remain in the employ of, the Company, its subsidiaries or their respective affiliates.

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). This Prospectus is intended to give an explanation of the 1997 LEAP; however, the Plan is set up and operated under the terms of the Plan documents and awards are generally evidenced by a written grant document. If there is any conflict between the provisions of this Prospectus and the Plan documents, the terms of the Plan documents will control.

II. DESCRIPTION OF THE 1997 LEAP

General. The Company adopted the Plan to provide an opportunity to key employees of the Company and its subsidiaries to purchase shares of the Parent and to receive certificates ("LEAP certificates") entitling such participants to receive related stock appreciation rights ("rights"). Effective January 17, 2001, the Plan was amended and restated to provide that upon exercise of the rights, participants will receive, at the option of the Company, American Depository Shares ("ADSs"), each representing one-half of a registered share with a nominal value of 10 Swiss francs of the Parent (the "registered shares") or registered shares.

Stock Subject to the Plan. The participant will receive (i) from Credit Suisse First Boston (pursuant to a contract entered into at the time the LEAP certificates were issued) registered shares or ADSs as required for the purchase by participants and (ii) from Credit Suisse First Boston


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                                                                             2

registered shares or ADSs for issuance upon the exercise of rights granted under the LEAP certificates from time to time under the Plan. If any right included under a LEAP certificate expires, terminates or is canceled for any reason without having been exercised in full under the terms of the Plan, such shares subject thereto will again be available for purposes of the Plan.

Administration. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board will have plenary authority, in its discretion, to determine the terms of all awards granted under the Plan (which need not be identical) including, without limitation:

o the number of registered shares to be offered for purchase to each participant,

o    the purchase price of such shares and

o    the individuals to whom awards will be granted.

In making such determinations, the Board may take into account the nature of the services rendered by employees, their present and potential contributions to the Company's success, any applicable legal restrictions on the issuance of registered shares and such other factors as the Board in its discretion deems relevant. The Board will have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board may delegate its authority, in all or in part, to the Chairman of the Board of the Company. The determinations of the Board are conclusive.

Eligibility. The right to participate in the Plan may have been granted only to salaried employees (which includes officers), of the Company, its subsidiaries and affiliates. A director of the Company, a subsidiary or an affiliate who is not also an employee of the Company, a subsidiary or an affiliate is not be eligible to participate in the Plan. Awards may have been granted to employees who hold or have held awards under other employee benefit plans of the Company, any subsidiary or any affiliate.

Purchase of Registered Shares and Grant of LEAP Certificates. Each employee designated by the Board was given the right to invest in registered shares up to a specified amount set in Swiss francs, in such increments as determined by the Board. The purchase price for each registered share was equal to the price determined for the


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                                                                             3

global offering of registered shares occurring on or about March 13, 1997 (the "purchase price"). The number of registered shares that a participant received upon purchase was equal to the number of full registered shares determined by dividing the amount in Swiss francs that the participant elected to invest by the purchase price. Cash was reimbursed in lieu of any fractional shares.

For each registered share purchased under the Plan, the participant received a right which entitled him to receive registered shares (in the form of ADSs or, at the option of the Company, registered shares) with a market value equal to the excess of the aggregate market value of four registered shares, determined as of the date of exercise, over four times the purchase price. Such rights are evidenced by a LEAP certificate. Upon exercise of the rights, cash will be distributed in lieu of any fractional shares.

The "Market Value" of a share on any date (the "specified date") will be the last reported sales price of the American Depository Receipt(s) (the "ADRs") evidencing the ADS(s) related to such share on the New York Stock Exchange Composite Transaction Tape on the day prior to the specified date. The "Market Value" of an ADS will be the last reported sales price of the ADR evidencing such ADS on the New York Stock Exchange Composite Transaction Tape on the day prior to the specified date. In either case, if ADRs are not traded on such day, the next preceding day on which ADRs are traded will be used, and if the ADRs are not publicly traded, the market value of the ADR will be determined by the CEO.

Any conversion into United States dollars or other local currency pursuant to the Plan will be based on the exchange rate determined by the Board to be in effect on the specified date. For purposes of the foregoing paragraph, the purchase price per registered share will be converted into United States dollars by dividing 110 Swiss francs by the exchange rate determined by the Board to be in effect on the date of exercise.

An employee who wished to become a participant and purchase registered shares (and thereby obtain rights) under the Plan must have evidenced such intent by completing a commitment agreement in accordance with terms established from time to time by the Board.

Payment for Shares. Each participant must have tendered in cash or cash equivalent (acceptable to the Board) an amount equal to the investment specified in his commitment agreement. The Company may have, in its discretion, offered


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                                                                             4


participants loans, either directly or through an arrangement with a financing institution to enable them to purchase registered shares.

Vesting of Rights. The rights of a participant are now fully vested only if the participant remained an employee of the Company, a subsidiary or an affiliate continuously through March 1, 2000, or his employment terminated prior to such date due to his

     o    retirement after age 65 or with the written consent of the Company,

     o permanent disability (as defined in the Company's long-term disability plan) or

     o    death.

If a participant's employment was terminated involuntarily by the Company prior to March 1, 2000, for reasons other than cause, the participant's rights will have vested in accordance with the following:

        Date of Termination                           Vested Percentage
        -------------------                           -----------------

        Prior to March 1, 1998                                0%

        On or After March 1,
        1998 but Prior to
        March 1, 1999                                        25%

        On or After March 1,
        1999 but Prior to
        March 1, 2000                                        50%


If a participant's employment with the Company, a subsidiary or an affiliate is terminated by the Company for cause or if the Company, subsidiary or affiliate becomes aware of facts which would have resulted in the discharge of the participant for cause if the participant were still so employed, then all rights (whether or not then vested) held by such participant will terminate immediately. "Cause" has the meaning established by the Board or, in the absence thereof, will include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to substantially perform his or her duties and responsibilities for any reason other than a documented illness or incapacity.


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                                                                             5


In the case of a participant who was employed by the Performance Polymers Division of the Company immediately prior to the sale of such division, his employment with the Company will not be considered terminated until his employment with Avanti USA, Inc. (or any successor) (the "Buyer") terminates. Thus, until such termination, his rights will continue to vest and the period during which such rights will be exercisable will be determined as if such continued employment with the Buyer were employment with the Company. A holder's eligibility for "retirement" under the Plan will be based on the holder's combined service with the Company and the Buyer and the requirements for retirement under the Pension Plan for Salaried Employees of Ciba Specialty Chemicals Corporation ("Pension Plan") as in effect on the closing date of the sale of the Performance Polymers Division.

The Board may determine, in its discretion, whether any given leave of absence constitutes a termination of employment. The vesting of rights will not be affected by any change of employment so long as the participant continues to be an employee of the Company, a subsidiary or an affiliate.

In the event of a participant's voluntary termination of employment for any reason not described above, all unvested rights held by such participant will terminate immediately unless the Board decides otherwise.

Vested rights may only be exercised if the conditions and terms in the Plan are satisfied.

Exercise of Rights. Vested rights may only be exercised on or after March 15, 2002, if the registered shares purchased by the participant under the Plan have been held continuously by him (or in the event of his death, his beneficiary) through March 15, 2002. A transfer of any of the registered shares or ADSs prior to such date will result in the cancellation of all rights of such participants. The granting of interests in registered shares and rights as collateral, pursuant to loan agreements with Credit Suisse First Boston, will not constitute a transfer, unless Credit Suisse First Boston disposes of the participant's ownership interest in such shares and/or rights upon the nonpayment of, or default under, such loan.

All or any outstanding vested rights may be exercised on the 15th day of any calendar month through and including March 15, 2005. Any outstanding rights that are not exercised by March 15, 2005, will be deemed to be exercised and the value of such rights will be distributed in ADSs or,


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                                                                             6


at the option of the Company, registered shares, to the participant. Cash will be distributed in lieu of fractional shares.

A right may be exercised only by written notice to the Company on a form approved by the Board. Such notice must state that the holder of the right elects to exercise the right and the number of shares in respect of which it is being exercised and the date of exercise. The notice must be received by the Board no later than the eighth day of any calendar month to be exercised on the fifteenth day of such month, but not earlier than the first day of any month preceding the fifteenth day of such month. In no case may a right be exercised at any time for less than 10 shares (or the remaining shares covered by the rights if then less than 10).

The holder of a right will have none of the rights of a shareholder with respect to the shares subject to the right until ADSs or registered shares are transferred to the holder upon the exercise of the right.

Nontransferability of Awards. No right granted under the Plan will be transferable otherwise than by will or by the laws of descent and distribution, or, if so designated by a participant, to his spouse or other beneficiary on his death. A right may be exercised, during the lifetime of the participant, only by such participant (or, in the event of his incapacity, by his legal representative).

Acceleration of Rights. In the event of any Change in Control:

     o the restrictions on disposition of registered shares will lapse and each holder, at his or her election, shall either receive the value of the registered shares in cash at the prevailing market price, as determined in good faith by the CEO or receive registered shares which may be disposed of as any such participant may choose; and

     o each outstanding right granted under the Plan will immediately become fully vested and each holder thereof will have the right to either

          o receive a cash payment in United Sates dollars within 30 days following the Change in Control equal to the Market Value of four registered shares over four times the purchase price in respect of the aggregate number of shares covered by the right, or


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                                                                             7

          o continue to hold such rights and to exercise them at any time, but not later than March 15, 2005.


A Change in Control will be deemed to occur if there has been a Change in Control under the Leveraged Executive Asset Plan of the Parent.

Effect of Certain Changes. If there is any change in the number of outstanding registered shares by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, then the number of registered shares and ADSs covered by outstanding rights, and the purchase price per share used to determine the value of a right will be proportionately adjusted by the Board to reflect such change or distribution. Any fractional shares resulting from such adjustment will be eliminated. In the event of a change in the registered shares of the Parent as presently constituted, the shares resulting from any such change will be deemed to be registered shares under the Plan.

Restrictions on Registered Shares. No registered shares or ADSs may be issued and delivered upon the exercise of rights unless and until any applicable Federal or state registration, listing and qualification requirements and any other requirements of law or of any regulatory agencies having jurisdiction shall have been fully complied with.

The Board may impose such other terms, conditions, and restrictions upon any right, including any right theretofore granted, that the Board concludes, in its discretion, are necessary or desirable to ensure compliance with any applicable law, regulation or rule.

Termination and Amendment. The Plan will terminate on, and no rights may be exercised after March 15, 2005. The Plan may be terminated, modified or amended at any time by the shareholders of the Company or by the Board. No termination, modification or amendment of the Plan may, without the consent of the employee to whom any right shall theretofore have been granted, adversely affect the rights of such employee under such right.

Gross-Up for Parachute Payments or Other Tax Liability Triggered by Acceleration of Rights. Any additional taxes


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                                                                             8

(including payroll taxes) which may be imposed on a participant as a result of an acceleration of rights will be paid by the Company. In this context, "additional" includes such taxes and similar duties which may be imposed in excess of those which would have been paid by a participant under the ordinary vesting and restriction period of the Plan. In the event that it is determined that any payment or distribution under the Plan would be subject to the excise tax imposed by Section 4999 of the Code, or that any interest or penalties are incurred by a participant with respect to such excise tax, then the participant will be entitled to receive a gross-up payment in an amount such that, after payment by the participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and excise tax imposed upon the gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payments. The determination of the amount of any gross-up payment will be determined by a nationally recognized accounting firm, mutually acceptable to the Company and the participant and all costs will be paid by the Company.

Tax Withholding. In connection with the transfer of ADSs or registered shares as a result of the exercise by a participant of a right or upon the payment to a participant of a cash settlement of his rights following a Change in Control, the Company will have the right to require the participant to pay an amount in cash or to retain or sell without notice, or to demand surrender of, registered shares or ADSs in value sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer ("withholding tax"), and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such withholding tax, remitting any balance to the participant. The value of registered shares or ADSs so retained or surrendered will be the Market Value on the date that the amount of the withholding tax is to be determined, and the value of registered shares or ADSs so sold will be the actual net sale price per share (after deduction of commissions) received by the Company.

Notwithstanding the foregoing, the participant will be entitled to satisfy the obligation to pay any withholding tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such withholding tax or by requesting the Company to retain or to accept upon delivery thereof registered shares or ADSs


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                                                                             9

sufficient in value (determined in accordance with the last sentence of the preceding paragraph) to cover the amount of such withholding tax. Each election by a participant to have ADSs retained or to deliver ADSs or registered shares for this purpose will be subject to the following restrictions: (i) the election must be in writing and made on or prior to the date the withholding tax is determined and (ii) the election will be subject to the disapproval of the Board.

Payments to Minors and Incompetents. If a person entitled to receive any payments or distributions under the Plan is a minor or is deemed by the Board or is adjudged to be legally incapable of giving valid receipt and discharge for such payments or distributions, the Board may direct payments to the legal representative of such person, or, if none, to a person designated by the Board for the benefit of such person, or the Board may direct application of the payment for the benefit of such person in such manner as the Board considers advisable. Such payment will, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

Applicable Laws; Severability. The Plan will be construed, administered and governed in all respects under and by the laws of the United States and, to the extent applicable, under and by the laws of the State of New York. If any provision of the Plan is held by a court or governmental agency of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

III. FEDERAL TAX CONSEQUENCES

The material Federal income tax consequences of participation in the Plan by United States employees are summarized below. This summary does not address issues related to the tax circumstances of any particular employee. The summary is based on United States Federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign tax consequences. Employees should consult their own tax advisors about the Federal income tax consequences of the Plan, including the consequences applicable to their particular situation and the state or local tax consequences of the Plan.


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                                                                            10


Rights. If ADSs or registered shares are issued or cash is delivered to the original holder of a right which is granted and exercised in accordance with the Plan, then:

     o no income will be recognized by the holder at the time of grant of the right;

     o upon exercise of the right the holder will recognize taxable ordinary income in an amount equal to the fair market value of the ADSs or registered shares acquired or, where applicable, the amount of cash received;

     o the recipient's holding period for the registered shares or ADSs acquired upon the exercise of the right will begin at the time taxable income is recognized, and the tax basis in the acquired registered shares or ADSs will be the amount of ordinary income so recognized;

     o the Company will be entitled to a deduction at the same time and in the same amount as the holder has income under the previous clause; and

     o upon a sale of the ADSs or registered shares so acquired, the holder will have short-term or long- term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the ADSs or registered shares sold.

If the exercisability of a right is accelerated as a result of a change in control, all or a portion of the value of the right at that time may be a parachute payment for purposes of determining whether a 20% excise tax is payable by the employee as a result of the receipt of an excess parachute payment pursuant to Section 4999 of the Code.

IV.  IMPORTANT LEGAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY
     REFERENCE

A copy of the Parent's Annual Report for the year ended December 31, 2000, will be delivered together with this Prospectus. In addition, each person holding shares or rights will be provided with copies of subsequent Annual Reports and other communications distributed to shareholders of the Parent generally. The Parent's Annual Report on Form F-20 for the year ended December 31, 2000 and all other reports filed by the Parent with the SEC since December 31, 2000, pursuant to Section 13(a) or 15(d) of the Securities


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                                                                            11


Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Prospectus. A description of the Parent's shares contained in the Parent Registration Statement on Form 20-F, filed with the SEC on July 24, 2000, pursuant to Section 12 of the Exchange Act is also incorporated by reference in this Prospectus. All reports and other documents filed by the Parent pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus from the date of the filing of those reports and documents.

V. ADDITIONAL INFORMATION

The Parent (or the Company on behalf of the Parent) will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon request, a copy of any of the documents that have been incorporated by reference in this Prospectus other than exhibits to such documents. Written or telephonic requests for such copies, or for any other information regarding the Plans, should be directed to:

          Kevin Graveline
          Ciba  Specialty  Chemicals  Corporation
          560 White Plains Road
          Tarrytown, New York 10591-9005
          914-785-4089.

This Prospectus may be updated from time to time by furnishing employees who hold awards with supplements, appendices or replacement pages to this Prospectus. This Prospectus, together with any such future supplements, appendices or replacement pages, will be furnished by the Parent (or the Company on behalf of the Parent) to employees who hold awards. Additional copies may be obtained by such employees upon oral or written request to Kevin Graveline, listed above.